Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Michael Boccio – Sloane & Company
	408-519-9677	212-446-1867
	ir@tivo.com	mboccio@sloanepr.com

TIVO ELECTS J. HEIDI ROIZEN TO ITS BOARD OF DIRECTORS

ALVISO, CA – June 26, 2009 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today announced the election of J. Heidi Roizen to the TiVo Board of Directors. With Ms. Roizen’s election, TiVo’s Board now has 10 members, of which 9 are independent, outside directors. Her appointment was effective June 24, 2009.

“The breadth and depth of experience within the technology industry and entrepreneurial community that Heidi brings to our Board is invaluable and will have an immediate impact on TiVo’s strategic plans to further define the way television is consumed,” said Tom Rogers, CEO of TiVo. “Heidi is well respected and highly regarded for her successful career as an entrepreneur, venture capitalist, corporate executive, and public and private company board member, which lends itself extremely well to TiVo’s innovative culture and pioneering approach to developing the ultimate in-home TV entertainment experience. We are pleased to welcome someone with Heidi’s reputation and experience to our Board.”

Ms. Roizen said, “When it comes to companies that have the foresight to anticipate major shifts in the television consumption landscape, TiVo has the technology and the business model that puts it in a class of its own. I am honored to be working with Tom Rogers and the Board as they direct the continuing evolution of this company and lead the media industry into this new age.”

Ms. Roizen, 51, currently serves as CEO of Skinny Little Things, LLC (SkinnySongs), which she launched in January of 2008. Prior to that, Roizen was a Managing Director of Mobius Venture Capital, a technology venture fund with $2 billion under management, from 1999 to 2007. From 1996 to 1997, as Vice President of World Wide Developer Relations for Apple Computer, Ms. Roizen was responsible for building and maintaining relationships between Apple and its developers worldwide. She and her 300-person team served as the primary contact point for major partners such as Microsoft, Lotus and Adobe, as well as 12,000 other emerging and established firms, which provided products for the Apple Macintosh.

Ms. Roizen began her career in 1983 when she cofounded T/Maker Company, a developer and publisher of personal computer software, and served as its CEO until 1996. During that time Roizen was elected to the Board of Directors of the Software Publishers Association (SPA) – then the largest software trade association in the world – where she served as a director for eight years, including serving as the SPA’s President from 1988 to 1990.

Ms. Roizen has been active in numerous charitable organizations, educational institutions and nonprofit entities. She is a frequent guest speaker at business schools across the country, and is the subject of case studies authored by both the Harvard and Stanford Business Schools. Ms. Roizen has been named to numerous ‘top’ lists, including the most recent ranking of the “Top 50 Women in Tech” by Corporate Board Member Magazine. In September of 2008, Ms. Roizen received the Forum for Women Entrepreneurs and Executives 2008 Annual Achievement Award.

Ms. Roizen holds an undergraduate degree from Stanford University (1980) and an MBA from the Stanford Graduate School of Business (1983).

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About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO – News) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo’s intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry. www.tivo.com

TiVo, ‘TiVo, TV your way.’, Season Pass, WishList, TiVoToGo, Stop||Watch, Power||Watch, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2009 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.